Exhibit 10.1

PURCHASE AGREEMENT FOR REAL PROPERTY

AND ESCROW INSTRUCTIONS

BETWEEN

BISCO INDUSTRIES, INC.

AS BUYER

AND

GLEN F. CEILEY AND BARBARA A. CEILEY,
AS TRUSTEES OF THE GLEN F. CEILEY AND BARBARA A. CEILEY REVOCABLE TRUST, U/D/T

DATED MAY 9, 2007

AS SELLER

PURCHASE AGREEMENT FOR REAL PROPERTY

AND ESCROW INSTRUCTIONS

This Purchase Agreement for Real Property and Escrow Instructions (this “Agreement”) is made and entered into as of this 6th day of April, 2017 (the “Effective Date”), by and between GLEN F. CEILEY AND BARBARA A. CEILEY, AS TRUSTEES OF THE GLEN F. CEILEY AND BARBARA A. CEILEY REVOCABLE TRUST, U/D/T DATED MAY 9, 2007 (“Seller”), as seller, and BISCO INDUSTRIES, INC., an Illinois corporation, or permitted assignee (“Buyer”), as buyer.

Background:

A.          Seller is the owner of all of the right, title and interest in and that certain improved real property consisting of an approximately 39,043 square foot building situated on an approximately 1.73-acre site, located at 1500 N. Lakeview Avenue, Anaheim, California, APN: 346-291-26, all as more fully described on Exhibit A attached hereto (the “Real Property”), together with certain related personal property, rights and interests appurtenant thereto.

B.          Upon and subject to the terms and conditions of this Agreement, Seller desires to sell the Property (as hereinafter defined) to Buyer, and Buyer desires to purchase the Property from Seller.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.           PURCHASE AND SALE. Subject to the terms and conditions of this Agreement, Seller agrees to sell and Buyer agrees to purchase all of Seller’s right, title and interest in and to the following (collectively, the “Property”): (a) the Real Property, together with the buildings located thereon, and all associated parking areas, and all other improvements located thereon, and any and all rights, easements, licenses and privileges presently thereon or appertaining thereto; (b) all personal property, equipment, supplies and fixtures (collectively, “Personal Property”) left on the Real Property at Closing (as hereinafter defined) to the extent owned by Seller; and (c) all of Seller’s interests in the contracts listed on Exhibit B attached hereto and all contracts hereafter entered into by Seller to the extent permitted by the provisions of this Agreement (collectively, the “Contracts”).

2.           PURCHASE PRICE; DEPOSIT.

2.1              Purchase Price. The purchase price for the Property shall be Seven Million Two Hundred Thousand Dollars ($7,200,000) (the “Purchase Price”), subject to the adjustments and prorations provided for under this Agreement.

2.2              Payment of Purchase Price. The Purchase Price shall be paid by Buyer as follows:

2.2.1        The Deposit. Not later than five (5) business days following the execution of this Agreement by Buyer and Seller, Buyer shall deliver in escrow to First American Title Insurance Company (“Escrow Holder”), the sum of Twenty-Five Thousand Dollars ($25,000) (the “Deposit”). The Deposit shall be held by Escrow Holder in a federally insured account as instructed by Buyer. The Deposit shall be applied towards the Purchase Price if Escrow (as hereinafter defined) closes, as provided below. The Deposit shall be delivered to Escrow Holder by wire transfer of immediately available federal funds or by bank or cashier’s check drawn on a national bank reasonably satisfactory to Seller. Upon the expiration of the Title Review Period (as hereinafter defined) and in the event this Agreement is not terminated or deemed terminated, the Deposit shall be non-refundable to Buyer, except in the event of (i) Seller’s default or breach of this Agreement, (ii) a failure of any of the conditions precedent to Closing for Buyer’s benefit as set forth in Section 4 below, or (iii) as otherwise expressly provided in this Agreement.

2.2.2        Payment at Closing. At the time of the closing of the transaction contemplated by this Agreement (that is, the payment of the Purchase Price and the transfer of title to the Property to Buyer) as set forth in Section 6 below (the “Closing”), Buyer shall deliver the Purchase Price less the Deposit and Buyer’s share of its approved closing costs, adjustments and prorations consistent with this Agreement and as shown on the Closing Statement (as hereinafter defined).

2.3              Independent Consideration. Concurrently with the delivery of the Deposit, Buyer shall also deposit with Escrow Holder the additional sum of One Hundred Dollars ($100.00) (the “Independent Consideration”). The Independent Consideration shall be non-refundable to Buyer as independent consideration for the rights extended to Buyer under this Agreement, and shall not be considered part of the Deposit.

3.          TITLE CONDITION; NO INSPECTION.

3.1           Title Condition.

3.1.1        Title Review. Seller shall cause First American Title Insurance Company (the “Title Company”) to promptly deliver to Buyer a preliminary title report or title commitment for an ALTA standard coverage policy of title insurance (the “Preliminary Title Report”) issued by the Title Company, describing the state of title of the Property, together with copies of all exceptions specified therein (collectively, with the Preliminary Title Report, the “Title Documents”). Buyer (at its expense) may obtain a survey of the Property (“Survey”). Buyer shall have until 5:00 p.m. on May 10, 2017 (the “Title Review Period”) within which to notify Seller in writing (a “Defect Notice”) objecting to any exception or condition contained in the Title Documents or shown on the Survey, if any. If Buyer does not give a Defect Notice to Seller within the Title Review Period, Buyer shall be deemed to have approved the title as shown in the Title Documents and all matters shown on the Survey, if any, and any such exceptions or matters shall become “Permitted Exceptions.” If Buyer timely provides a Defect Notice, Seller shall have five (5) days after receipt of the Defect Notice (the “Title Cure Period”) in which to elect, by written notice to Buyer, either (i) to cure Buyer’s objections (to Buyer’s satisfaction), or (ii) not to cure Buyer’s objections except for those matters which Seller is expressly obligated to remove pursuant to this Agreement. In the event Seller fails to timely provide such written notice of its election to proceed under clause (i) or (ii) above, Seller shall be deemed to have elected to proceed under clause (ii) above. If Seller provides Buyer with such written notice under clause (i) above within such five (5) day response period, Seller, at its sole cost and expense, shall be obligated to use reasonable efforts (but not litigation) to remove or otherwise remedy the objections set forth in Seller’s response notice in a manner reasonably acceptable to Buyer on or before Closing, and in the event Seller is unable to remove or remedy such objections in a manner reasonably acceptable to Buyer on or before Closing, Buyer shall be entitled to terminate this Agreement or elect to proceed to Closing. Upon any such termination, Escrow Holder shall promptly return the Deposit to Buyer and the parties shall have no further rights or obligations hereunder except as otherwise expressly provided herein. If Buyer provides timely objections and all of Buyer’s objections are not cured (or agreed to be cured by Seller prior to Closing) within the Title Cure Period for any reason, then, within three (3) business days after the last day of the Title Cure Period Buyer shall either (x) terminate this Agreement by giving a written termination notice to Seller, at which time Escrow Holder shall promptly return the Deposit to Buyer and the parties shall have no further rights or obligations hereunder except as otherwise expressly provided herein, or (y) waive the uncured objections by proceeding to Closing and thereby be deemed to have approved Buyer’s title as shown in the Title Documents and the Survey, if any, and any such uncured objections shall become Permitted Exceptions.

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3.1.2        Additional Title Matters. If Buyer discovers any new exception to title of the Property shown on an updated preliminary title report issued by the Title Company and/or the Survey and delivered to Seller and Buyer which does not constitute a Permitted Exception (“New Exception”), then Buyer shall have five (5) business days after its receipt of such updated title report or survey to give Seller a notice objecting to such new matters, in which event the same procedures for response, termination and waiver set forth in Section 3.1.1 above shall apply to such new objections, and the Closing Date shall be extended to allow for such five (5) business day period. Seller shall notify Buyer in writing of any New Exception immediately upon Seller’s discovery of the New Exception.

3.1.3        Permitted Exceptions. Buyer agrees to accept title to the Property subject to the following matters (collectively, the “Permitted Exceptions”): (a) real estate taxes and assessments not yet due and payable; (b) all exceptions which have been caused by or through Buyer; and (c) such other exceptions to title or survey exceptions as may be approved or deemed approved by Buyer pursuant to the above provisions of this Section 3.

3.1.4        Disapproval of Liens and Monetary Encumbrances. Notwithstanding anything to the contrary contained in this Agreement, Buyer disapproves all monetary and financing liens and encumbrances (other than liens for non-delinquent real property taxes), and the foregoing shall be deemed to be objections contained in Buyer’s Defect Notice with respect to such objections, and Seller shall remove all such exceptions at Closing.

3.1.5        Owner’s Title Insurance Policy. At Closing, the Title Company shall issue to Buyer at Seller’s expense an ALTA owner’s policy of title insurance with western regional exceptions (unless Buyer obtains coverage over such exceptions) with coverage in an amount equal to the Purchase Price, showing title vested in Buyer, subject only to the Permitted Exceptions (the “Standard Title Policy”). Buyer may request that the Title Company issue to Buyer at Closing an ALTA extended coverage title policy (the “Extended Coverage Title Policy”) along with any endorsements deemed reasonably necessary by Buyer (“Endorsements”), provided that: (i) the Title Company shall have given its approval for the Endorsements either with or without condition, and if the Title Company’s approval for the Endorsements was subject to any conditions, Buyer shall have satisfied all such conditions prior to Closing, (ii) Buyer shall be responsible for the timely delivery of, and payment for the entire cost of, any survey required to enable the Title Company to issue the Extended Coverage Title Policy and Endorsements, as well as the additional amount of the premium for the Extended Coverage Title Policy over the premium for the standard Title Policy and the cost of any requested Endorsements, and (iii) Closing shall not be delayed by reason of any such request or by any delay in Buyer’s having a survey of the Property completed or in satisfying any conditions of the Title Company for issuance of the Endorsements. As used herein, “Title Policy” shall mean the Standard Title Policy or Extended Coverage Title Policy and Endorsements to the extent authorized in this Agreement.

3.2              No Inspection. Except as otherwise expressly set forth in this Agreement, Seller is conveying the Property in its present “as is, where is” condition. Buyer acknowledges and agrees that Buyer has previously inspected the Property and has satisfied itself as to the value and condition of the Property, including, without limitation, the fitness or suitability of the Property for Buyer’s intended use of the Property and that no representations of any kind (whether oral or written, express or implied) have been made by Seller to Buyer except as expressly provided herein.

4.             CONDITIONS PRECEDENT TO BUYER’S PERFORMANCE. Buyer’s obligation to purchase the Property is subject to the satisfaction or written waiver by Buyer of all the conditions described below (which are for Buyer’s benefit), within the time periods specified:

4.1              Issuance of Title Policy. At Closing, Title Company shall be unconditionally and irrevocably committed, upon the sole condition of the payment of its regularly scheduled premium, to issue the Title Policy.

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4.2              Validity of Representations and Warranties. All representations and warranties by Seller in this Agreement shall be true and correct in all material respects as of the Closing Date.

4.3              Performance of Covenants. Seller shall not be in default of any covenants and agreements to be performed by Seller under this Agreement, including, without limitation, the timely delivery of all documents and instruments to Escrow Holder as required by this Agreement.

5.             CONDITIONS PRECEDENT TO SELLER’S PERFORMANCE. Seller’s obligation to sell the Property is subject to the satisfaction or written waiver by Seller of all conditions set forth below (which are for Seller’s benefit) within the time periods specified:

5.1              Performance of Covenants. Buyer shall not be in default of any covenants and agreements to be performed by Buyer under this Agreement, including, without limitation, the timely delivery of all monies, documents and instruments to Escrow Holder as required by this Agreement.

5.2              Validity of Representations and Warranties. All representations and warranties by Buyer in this Agreement shall be true and correct in all material respects as of the Closing Date.

6.             CLOSING.

6.1              The Closing. Provided that the conditions set forth in Sections 4 and 5 hereof have been satisfied or Buyer and Seller have waived same in writing, Closing shall occur through an escrow administered by Escrow Holder pursuant to joint written instructions of Buyer and Seller on May 29, 2017 (the “Scheduled Closing Date”), or such earlier date as may be agreed to by Buyer and Seller. Closing will be by deed and money escrow at the offices of Escrow Holder. The “Closing Date” is the date that Seller and Buyer deliver to Escrow Holder all items required in Sections 6.2 and 6.3 hereof and the Title Company records the Deed (as hereinafter defined) to Buyer and delivers funds to Seller pursuant to the terms of this Agreement.

6.2              Seller’s Closing Obligations. On or before one (1) business day prior to the Scheduled Closing Date, Seller shall deliver to Escrow Holder the following:

(a)                A grant deed in the form attached hereto as Exhibit C (the “Deed”), executed and acknowledged by Seller and in recordable form;

(b)               An Assignment of Contracts and Bill of Sale in the form attached hereto as Exhibit D (the “Assignment of Contracts”), executed by Seller;

(c)                A certificate of Seller in the form required of an entity transferor as set forth in Section 1.1445- 2(b)(iii) of the Regulations under Section 1445 of the Internal Revenue Code of 1986 and any state, local or other required withholding exemption certificates, all signed by Seller;

(d)               Any additional funds, documents and/or instruments (signed by Seller and acknowledged, if appropriate) as may be necessary to comply with this Agreement;

(e)                Such other documents and instruments (including, but not limited to, an owner’s affidavit and such other documents as may be necessary or appropriate for purposes of recordation of the Deed or as otherwise required under law in connection with the transactions contemplated herein) as may be reasonably requested by the Title Company in order to consummate the transaction contemplated hereby and issue the Title Policy;

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(f)                A settlement statement (“Closing Statement”), executed by Seller, consistent with the provisions of this Agreement as Escrow Holder may require or request, in form and substance reasonably acceptable to Buyer and Seller, in order to consummate the transactions contemplated by this Agreement; and

6.3              Buyer’s Closing Obligations. Provided that all of the conditions set forth in Section 4 hereof have been satisfied (or waived in writing by Buyer), at least one (1) business day prior to the Scheduled Closing Date (except as expressly set forth below), Buyer shall deliver to Escrow Holder:

(a)                On the Scheduled Closing Date, cash equal to that amount provided for in Section 2.2.2 hereof. The cash must be by direct deposit or by wire transfer of funds actually made in Escrow Holder’s depository bank account;

(b)               The Assignment of Contracts, executed by Buyer;

(c)                The Closing Statement, executed by Buyer; and

(d)               Any additional funds and/or instruments (signed by Buyer and acknowledged, if appropriate) as may be necessary to comply with this Agreement.

7.             TERMINATION OF THIS AGREEMENT; DEFAULT BY BUYER AND SELLER.

7.1              Failure of a Condition. Except where Escrow automatically terminates under the terms of this Agreement, if any condition is not satisfied or waived within the time period and in the manner set forth in this Agreement, then the party for whose benefit the condition exists (as provided in Sections 4 and 5 of this Agreement) may terminate this Agreement by delivering written notice to the other party and to Escrow Holder after the end of the applicable time period but prior to Closing.

7.2              Consequences of Termination. If this Agreement terminates (or is properly terminated by either party) as specifically provided by its terms, then each of the following shall occur: Escrow shall be deemed automatically canceled regardless of whether cancellation instructions are signed; and, except as provided to the contrary in Section 7.4 hereof (concerning Seller’s right to retain the Deposit as liquidated damages), Escrow Holder shall return all funds (including, without limitation, the Deposit to Buyer) and documents then held in Escrow to the party depositing the same, and neither party shall have any claim against the other by reason of this Agreement (other than as specifically set forth below or as provided by law for breach of this Agreement, subject to Section 7.4 hereof). Notwithstanding anything to the contrary in this Agreement, if this Agreement terminates or Closing fails to occur, for any reason other than Buyer’s default under this Agreement, the Deposit shall be promptly returned to Buyer.

7.3              Escrow and Title Company Cancellation Charges. If Escrow fails to close because of either party’s default, the defaulting party shall be liable for all Escrow and Title Company cancellation charges. If Escrow fails to close for any other reason, Buyer and Seller shall each pay one-half (½) of any Escrow and Title Company cancellation charges.

7.4              Default by Buyer and Seller.

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7.4.1        Default by Buyer. IF BUYER FAILS TO PURCHASE THE PROPERTY WHEN IT IS OBLIGATED TO DO SO UNDER THE TERMS OF THIS AGREEMENT, SELLER, AS ITS SOLE AND EXCLUSIVE REMEDY, SHALL BE ENTITLED TO RETAIN THE DEPOSIT AS “LIQUIDATED DAMAGES.” BUYER AND SELLER AGREE THAT BASED UPON THE CIRCUMSTANCES NOW EXISTING, KNOWN AND UNKNOWN, IT WOULD BE IMPRACTICAL OR EXTREMELY DIFFICULT TO ESTABLISH SELLER’S DAMAGES BY REASON OF SUCH DEFAULT BY BUYER. ACCORDINGLY, BUYER AND SELLER AGREE THAT IN THE EVENT OF SUCH DEFAULT BY BUYER UNDER THIS AGREEMENT, IT WOULD BE REASONABLE AT SUCH TIME TO AWARD SELLER THE DEPOSIT AS LIQUIDATED DAMAGES. IN CONSIDERATION OF THE RIGHT TO RECEIVE PAYMENT OF THE LIQUIDATED DAMAGES, SELLER WILL BE DEEMED TO HAVE WAIVED ALL OF ITS CLAIMS AGAINST BUYER FOR DAMAGES OR RELIEF AT LAW OR IN EQUITY. CONSEQUENTLY, THE LIQUIDATED DAMAGES SHALL BE SELLER’S SOLE AND EXCLUSIVE REMEDY IN LIEU OF ANY OTHER RELIEF, RIGHT OR REMEDY, AT LAW AND EQUITY, TO WHICH SELLER MIGHT OTHERWISE BE ENTITLED BY REASON OF BUYER’S DEFAULT. SELLER EXPRESSLY WAIVES ALL OTHER CLAIMS FOR DAMAGES, INCLUDING, BUT NOT LIMITED TO, CONSEQUENTIAL, PUNITIVE AND CONTRACTUAL DAMAGES. SELLER AND BUYER ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTAND THE PROVISIONS OF THIS SECTION 7.4.1 AND BY THEIR INITIALS IMMEDIATELY BELOW AGREE TO BE BOUND BY ITS TERMS.

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SELLER’S INITIALS	BUYER’S INITIALS

7.4.2        Default by Seller. If Seller shall fail or refuse to sell and transfer the Property in violation of its obligations hereunder, or Seller otherwise defaults hereunder, Buyer shall be entitled to exercise all rights and remedies available at law and in equity.

8.              GENERAL ESCROW PROVISIONS.

8.1              Escrow. This Agreement when signed by Buyer and Seller shall also constitute Escrow instructions to Escrow Holder. When both (i) this Agreement, fully executed, or in signed counterparts, and (ii) the Deposit have been delivered to Escrow Holder, escrow shall be deemed open (“Escrow”), and Escrow Holder shall notify Buyer and Seller of the date of the opening of Escrow.

8.2              General Provisions. Notwithstanding anything to the contrary in this Agreement, the general provisions of Escrow Holder, if any, which are later signed by the parties, are incorporated by reference to the extent they are not inconsistent with the provisions of this Agreement. If there is any inconsistency between the provisions of those general provisions and any of the provisions of this Agreement, the provisions of this Agreement shall control.

8.3              Prorations. Prorations for the Property shall be calculated and implemented by Buyer and Seller as follows:

8.3.1        Standard Prorations. Subject to Section 8.3.2 below, all expenses, utility charges, current real property taxes and assessments and other costs for the Property shall be prorated as of the Closing Date (based on the periods to which they relate and are applicable, and regardless of when payable).

8.3.2        Delinquent Taxes. All delinquent taxes and assessments applicable to the Property shall be paid by Seller at or prior to Closing.

8.3.3        Errors and Omissions. If any errors or omissions are made regarding adjustments and prorations, the parties shall make appropriate corrections promptly upon the discovery thereof. If any estimations are made at Closing regarding adjustments or prorations, the parties shall make the appropriate corrections promptly when accurate information becomes available. Any corrected adjustment or proration shall be paid in cash to the appropriate party within fifteen (15) business days of the correction or adjustment. Notwithstanding anything to the contrary in this Section, any right to a correction or adjustment shall terminate one (1) year after Closing.

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8.4           Payment of Costs.

8.4.1        Costs to be Paid by Seller. At Closing, Seller shall pay the following costs: (i) the premium for the Standard Title Policy; (ii) all documentary transfer taxes; (iii) one-half (½) of the Escrow fee; (iv) one-half (½) of the fees for recording all documents to be recorded through Escrow under this Agreement; and (v) Seller’s legal and expert fees.

8.4.2        Costs to be Paid by Buyer. At Closing, Buyer shall pay the following costs: (i) one-half (½) of the fees for recording all documents to be recorded through Escrow; (ii) one-half (½) of the Escrow fee; (iii) the additional premium for the Extended Coverage Title Policy and the cost of any Endorsements; and (iv) Buyer’s legal and expert fees.

Other costs and expenses not specifically enumerated in this Agreement shall be divided between Buyer and Seller in accordance with custom and practice in Orange County, California. This Section 8.4 shall survive Closing or any termination of this Agreement.

8.5              Escrow Holder Authorized to Complete Blanks. If necessary, Escrow Holder is authorized to insert the Closing Date in any blanks in the Closing documents.

8.6              Recordation and Delivery of Funds and Documents. When Buyer and Seller have satisfied their respective Closing obligations under Sections 6.2, 6.3 and 6.4 hereof and each of the conditions under Sections 4 and 5 hereof have either been satisfied or waived, Escrow Holder shall promptly undertake all of the following in the manner indicated and as more particularly instructed in Buyer’s and Seller’s Closing instructions:

(a)                Prorations. Prorate and allocate all matters as described in Sections 8.3 and 8.4 hereof;

(b)               Recording. Cause the Deed and any other documents which the parties hereto may mutually direct, to be recorded in the official records of the county where the Property is located in the order set forth in Buyer’s and Seller’s Closing instructions;

(c)                Funds. Disburse funds deposited by Buyer with Escrow Holder towards payment of all items chargeable to the account of Buyer pursuant to this Agreement, including, without limitation, the payment of the Purchase Price to Seller;

(d)               Document Delivery. Deliver originals and conformed copies of all documents to Seller and Buyer, as appropriate; and

(e)                Title Policy. Direct the Title Company to issue the Title Policy to Buyer.

9.                  BROKERAGE COMMISSIONS. Buyer and Seller each represent to the other that it has not dealt with any real estate broker or any other party entitled to a commission, broker’s fee or other compensation in connection with the sale of the Property by Seller to Buyer. In the event that any broker or finder perfects a claim for a commission or finder’s fee, the party responsible for the contact or communication on which the broker or finder perfected such claim shall indemnify, defend and hold harmless the other party from said claim and all costs and expenses (including reasonable attorneys’ fees) incurred by the other party in defending against the same. Notwithstanding anything in this Agreement to the contrary, the representations and indemnities set forth in this Section 9 shall survive any termination of this Agreement and Closing and delivery of the Deed.

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10.           REPRESENTATIONS AND WARRANTIES.

10.1          Representations and Warranties of Buyer. Buyer represents and warrants to Seller as of the Effective Date as follows:

10.1.1    Organization; Authority. Buyer is an Illinois corporation duly organized, validly existing and in good standing under the laws of the State of Illinois. Buyer has full power and authority to enter into and comply with the terms of this Agreement. This Agreement has been duly and validly authorized, executed and delivered by Buyer and no other action is requisite to the valid and binding execution, delivery and performance of this Agreement by Buyer. This Agreement and Buyer’s performance of the obligations in this Agreement do not and will not contravene any provision of any present judgment, order, decree, writ or injunction, or any provision of any law or regulation currently applicable to Buyer. Neither this Agreement nor anything provided to be done under this Agreement violates or shall constitute or result in a default, breach, or violation of any covenant, agreement, instrument, document or understanding for which Buyer is bound.

10.1.2    Binding Effect of Documents. This Agreement and the other documents to be executed by Buyer will have been duly entered into by Buyer and will constitute legal, valid and binding obligations of Buyer.

10.2          Representations and Warranties of Seller. Seller represents and warrants to Buyer as of the Effective Date as follows:

10.2.1    Organization; Authority. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the state of its formation, with full power and authority to enter into and comply with the terms of this Agreement. [Seller is in good standing under the laws of the state in which the Property is located.] This Agreement has been duly and validly authorized, executed and delivered by Seller and no other action is requisite to the valid and binding execution, delivery and performance of this Agreement by Seller. This Agreement and Seller’s performance of the obligations in this Agreement do not and will not contravene any provision of any present judgment, order, decree, writ or injunction, or any provision of any law or regulation currently applicable to Seller. Neither this Agreement nor anything provided to be done under this Agreement shall constitute or result in a default, breach or violation of any covenant, agreement, instrument, document or understanding to which Seller is bound.

10.2.2    Binding Effect of Documents. This Agreement and the other documents to be executed by Seller will have been duly entered into by Seller and will constitute legal, valid and binding obligations of Seller.

10.2.3    Pending Litigation or Proceedings. Seller has not received written notice of any (i) pending claims, suits, actions or arbitrations, or any regulatory, legal, or other proceedings or investigations affecting the Property or Seller’s rights and obligations under this Agreement, or (ii) any contemplated condemnation, eminent domain, or similar proceedings, for the Property.

10.2.4    Violation of Law. Seller has not received any written notice of any violation of any laws, ordinances, rules or administrative or judicial orders affecting or regarding the Property.

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10.2.5    Environmental. To the best of Seller’s knowledge: (i) none of the Property, including subsurface soil and groundwater, contains any substance, including, but not limited to, any radioactive substance, hydrocarbons, industrial solvents, oil, petroleum, oil byproducts, petroleum byproducts, metals, flammables, or other hazardous substances or toxic materials, which could presently, or at any time in the future, cause a health, safety or environmental hazard on the Property or to any person who may enter or use the Property or which may require remediation at the request of any governmental authority (collectively, “Hazardous Materials”); (ii) the ownership, operation, use or condition of all of the Property is not in violation of any federal, state or local law, ordinance or regulation relating to the Hazardous Materials, industrial hygiene, hazardous or toxic materials (or similarly defined substances, materials or wastes) or environmental protection); (iii) no person has generated, manufactured, stored, treated or disposed of Hazardous Materials on, into or under the Property or transported any Hazardous Materials to, from or across the Property; and (iv) none of the Property contains any underground treatment or storage tanks.

10.3          “AS IS” SALE. EXCEPT FOR THE REPRESENTATIONS, WARRANTIES AND TERMS EXPRESSLY SET FORTH IN THIS AGREEMENT AND IN ANY DOCUMENTS DELIVERED BY SELLER AT CLOSING, BUYER AGREES THAT IT IS PURCHASING THE PROPERTY ON AN “AS IS” BASIS BASED ON ITS OWN INVESTIGATION OF THE PROPERTY, AND THAT SELLER HAS NOT MADE ANY REPRESENTATION, WARRANTY OR GUARANTY, EXPRESS OR IMPLIED, OTHER THAN AS SET FORTH IN THIS AGREEMENT. BUYER IS A SOPHISTICATED REAL ESTATE INVESTOR AND IS, OR WILL BE AS OF CLOSING, FAMILIAR WITH THE PROPERTY AND ITS SUITABILITY FOR BUYER’S INTENDED USE.

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BUYER’S INITIALS

11.            CONDUCT DURING ESCROW PERIOD.

11.1          No New or Modified Contracts Without Buyer’s Consent. From and after the Effective Date, Seller shall not (except as required by law), enter into or modify any contracts or agreements affecting or relating to the Property which will survive Closing or will otherwise affect the use or operation of the Property after Closing.

11.2          Operation of Property. From and after the Effective Date until Closing, Seller covenants and agrees that it shall operate and manage the Property in the same manner as prior to the Effective Date and in accordance with all applicable laws, ordinances, rules and regulations affecting the Property. Seller pay in the normal course of business prior to Closing all sums due for work, materials or service furnished or otherwise incurred in the ownership and operation of the Property prior to Closing.

11.3          No Further Encumbrance. From and after the Effective Date, Seller shall not lien, encumber or otherwise transfer all or any interest in the Property (other than to Buyer at Closing).

12.            CONDEMNATION OR CASUALTY.

12.1          Condemnation. If before Closing, all or any portion of the Property is taken by eminent domain or is the subject of a pending taking which has not been consummated, Seller shall promptly notify Buyer of the event and Buyer shall have the option to either proceed with or terminate this Agreement by delivery of written notice of Buyer’s election to Seller within ten (10) business days after receipt of Seller’s notice. If Seller has not received Buyer’s written notice within the ten (10) business day period, then Buyer shall be deemed to have elected to terminate the transaction contemplated by this Agreement and Escrow Holder shall immediately refund to Buyer the Deposit. If Buyer elects to continue with this transaction, as provided above, then the condemnation proceeds shall become the property of Buyer after Closing. Seller agrees to execute all documents necessary in order to effectuate such transfer of any condemnation proceeds to Buyer.

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12.2          Casualty. If before Closing, all or any portion of the Property is damaged or destroyed in a manner that will not be fully repaired prior to Closing (a “Casualty”), Seller shall promptly notify Buyer of the event and Buyer shall have the option to either proceed with or terminate this Agreement by delivery of written notice of Buyer’s election to Seller within ten (10) business days after receipt of Seller’s notice. If Seller has not received Buyer’s written notice within the ten (10) business day period, then Buyer shall be deemed to have elected to terminate the transaction contemplated by this Agreement and Escrow Holder shall immediately refund to Buyer the Deposit, this Agreement shall be terminated and neither party shall have any further obligation hereunder (other than those which expressly survive termination). If Buyer elects to continue with this transaction, as provided above then, upon Closing, there shall be a credit against the Purchase Price due hereunder in an amount equal to the guaranteed fixed price bid for the repair of the Casualty given by a contractor selected by Seller and reasonably acceptable to Buyer (the “Casualty Repair Amount”), less any sums actually expended by Seller for repair of the Casualty (the nature of which repairs, but not the right of Seller to effect such Repair, shall be subject to the approval of Buyer, which approval shall not be unreasonably withheld, conditioned or delayed). Seller shall retain the right to collect any insurance proceeds on account of any damage or destruction to the Property, and the same shall not be assigned to Buyer at Closing provided that Buyer receives a credit against the Purchase Price in the amount of the Casualty Repair Amount.

13.              GENERAL PROVISIONS.

13.1          Assignment.

13.1.1    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of Buyer and Seller and their respective successors and assigns.

13.1.2    Right to Assign. Neither this Agreement nor any interest hereunder shall be assigned or transferred by Buyer except for an assignment by Buyer to an entity or entities controlled by, under common control with, or otherwise affiliated with Buyer; provided, however, that Buyer shall not be relieved of its obligations under this Agreement by such assignment or nomination until Closing.

13.2          Attorney’s Fees and Costs. In any action or proceeding between the parties to enforce or interpret any of the terms or provisions of this Agreement, the prevailing party in the action or proceeding shall be entitled to, in addition to damages, injunctive relief or other relief, its reasonable costs and expenses, including, without limitation, costs and reasonable attorneys’ fees, both at trial and on appeal.

13.3          Notices and Approvals. All notices, approvals or other communications (collectively, “Notices”) required or permitted under this Agreement shall be in writing, and shall be sent by one or more of the following: (i) personally delivered, (ii) sent by overnight mail (Federal Express or the like), (iii) sent by registered or certified mail, postage prepaid, return receipt requested, or (iv) sent by e-mail (provided that a follow-up hard copy of the e-mail is sent the same day by one of the other above methods within two (2) business days of the transmission). Notices shall be deemed received upon the earlier of (i) if personally delivered, the day of delivery, to the address of the person to receive such Notice, (ii) if sent by overnight mail, the business day following its deposit in such overnight facility, (iii) if mailed, two (2) business days after the date of posting by the United State Post Office, or (iv) if by e-mail, the date of transmission. If multiple methods of providing notice have been used, the earlier date of deemed notice shall govern. In order to be effective, all Notices must be directed to the appropriate parties as follows:

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To Buyer:	Bisco Industries
1500 N. Lakeview Avenue
1500 N. Lakeview Avenue
Attention: Don Wagner
Telephone: 714.693.2901
E-mail: DWagner@biscoind.com

To Seller:	Glen F. Ceiley
1500 N. Lakeview Avenue
1500 N. Lakeview Avenue
Telephone: 714-801-6890
E-mail: gceiley@biscoind.com

To Escrow Holder:	First American Title Insurance Company
18500 Von Karman, Suite 600
Irvine, CA 92615
Attention: Ryan Hahn
Telephone: 949.885.2472
E-mail: rhan@firstam.com

13.4          Governing Law. This Agreement shall be construed under the laws of the State of California.

13.5          Titles and Captions. Titles and captions are for convenience only and shall not constitute a portion of this Agreement. References to paragraph numbers are to paragraphs in this Agreement, unless expressly stated otherwise.

13.6          Interpretation. As used in this Agreement, masculine, feminine or neuter gender and the singular or plural number shall each be deemed to include the others where and when the context so dictates. The word “including” shall be construed as if followed by the words “without limitation.” If a dispute arises over the interpretation or construction of any provision, term or word contained in this Agreement, this document shall be interpreted and construed neutrally, and not against either party.

13.7          No Waiver. A waiver by either party of a breach of any of the covenants, conditions or obligations under this Agreement to be performed by the other party shall not be construed as a waiver of any succeeding breach of the same or other covenants, conditions or obligations of this Agreement.

13.8          Modifications. Any alteration, change or modification of or to this Agreement, in order to become effective, shall be made in writing and in each instance signed on behalf of each party.

13.9          Severability. If any term or provision of this Agreement, or its application to any party or set of circumstances, shall be held, to any extent, invalid or unenforceable, the remainder of this Agreement, or the application of the term or provision to persons or circumstances other than those as to whom or which it is held invalid or unenforceable, shall not be affected, and each shall be valid and enforceable to the fullest extent permitted by law.

13.10      Integration of Prior Agreements and Understandings. This Agreement contains the entire understanding between the parties relating to the transactions contemplated by this Agreement. All other prior or contemporaneous agreements, understandings, representations, warranties and statements, whether oral or written, are superseded by this Agreement.

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13.11      Possession of Property. Upon Closing, Seller shall deliver to Buyer possession of the Property, free and clear of any and all occupants or other third parties.

13.12      Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Agreement.  To facilitate execution of this Agreement, an e-mail copy (by either telecopier or scanned PDF via e-mail transmission) of the signatures of the persons executing this Agreement on behalf of the parties hereto, respectively, shall be effective as an original signature and legally binding and effective as an executed counterpart hereof.

13.13      Exhibits Incorporated by Reference. All exhibits attached to this Agreement are incorporated in this Agreement by this reference.

13.14      Computation of Time. The time in which any act is to be done under this Agreement is computed by excluding the first day (such as the Effective Date), and including the last day, unless the last day is a holiday or Saturday or Sunday, and then that day is also excluded.

13.15      Further Assurances. Buyer and Seller each agree to execute, acknowledge and deliver all such further acts, instruments, and assurances and to take all such further action before or after Closing as shall be reasonably necessary and desirable to fully carry out this Agreement and to fully consummate and effect the transactions as contemplated by this Agreement.

13.16      No Third Party Beneficiaries. This Agreement is for the sole and exclusive benefit of Buyer and Seller, and their respective successors and assigns, and no third parties are intended to or shall have any rights under this Agreement, including, without limitation, any Brokers.

13.17      Survival of Representations, Warranties and Agreements. Unless otherwise expressly stated in this Agreement, each of the covenants, obligations, representations, and agreements, contained in this Agreement shall survive Closing and the execution and delivery of the Deed and shall not be merged with the recording of the Deed.

[signatures appear on following page]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

BUYER:

BISCO INDUSTRIES, INC., an Illinois corporation

By: /S/ DON WAGNER
Name: DON WAGNER
Title: PRESIDENT AND COO

SELLER:

THE GLEN F. CEILEY AND BARBARA A.
CEILEY REVOCABLE TRUST, U/D/T DATED
MAY 9, 2007

By:	/S/ GLEN F. CEILEY
GLEN F. CEILEY, TRUSTEE

By:	/S/ Barbara A. Ceilley
BARBARA A. CEILEY, TRUSTEE

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LIST OF EXHIBITS

Exhibit A	Legal Description

Exhibit B	List of Contracts

Exhibit C	Form of Deed

Exhibit D	Form of Assignment of Contracts and Bill of Sale

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Exhibit A

LEGAL DESCRIPTION

PARCEL 1 OF PARCEL MAP 2000-112, IN THE CITY OF ANAHEIM, COUNTY OF ORANGE, STATE OF CALIFORNIA, AS SHOWN ON MAP FILED IN BOOK 320, PAGES 47 TO 50 INCLUSIVE OF PARCEL MAPS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY.

EXCEPT THEREFROM AN UNDIVIDED 1/2 INTEREST IN ALL OIL, GAS AND OTHER HYDROCARBON AND MINERAL SUBSTANCES IN OR UNDERLYING SAID LAND, BUT WITHOUT THE RIGHT TO GO UPON THE SURFACE OF SAID LAND FOR THE PURPOSE OF EXTRACTING SAID SUBSTANCES NOR FOR ANY OTHER PURPOSE IN CONNECTION THEREWITH, AS RESERVED IN THE DEEDS FROM SANTA FE LAND IMPROVEMENT COMPANY, RECORDED MAY 17, 1949 IN BOOK 1844, PAGE 274; JULY 16, 1949 IN BOOK 1874, PAGE 141 AND SEPTEMBER 18, 1951 IN BOOK 2230, PAGE 537 OF OFFICIAL RECORDS.

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